Exhibit 99.1

Onyx Pharmaceuticals Announces Pricing of Public Offering of Common Stock

South San Francisco, Calif., January 16, 2013 — Onyx Pharmaceuticals, Inc. (Nasdaq:ONXX) today announced the pricing of an underwritten public offering of 4,400,000 shares of its common stock.  The gross proceeds to Onyx from this offering are expected to be approximately $358,600,000, before underwriting discounts and commissions and other estimated offering expenses payable by Onyx. Onyx has also granted the underwriters a 30-day option to purchase up to an additional 660,000 shares of common stock offered in the public offering to cover overallotments, if any. The offering is expected to close on or about January 22, 2013, subject to customary closing conditions. Onyx intends to use the net proceeds from this offering to fund its clinical development programs, research and development activities, and sales and marketing activities to commercialize Kyprolis around the world, and for general corporate purposes, including working capital.

BofA Merrill Lynch and Barclays are acting as joint book-running managers for this offering.

A registration statement relating to the shares described above was previously filed with and has become effective by rule of the Securities and Exchange Commission (the “SEC”). A final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and related prospectus, when available, may be obtained from BofA Merrill Lynch, 222 Broadway, New York, NY 10038, attention: Prospectus Department, or e-mail dg.prospectus_requests@baml.com, or Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 (telephone number 888-603-5847), or email Barclaysprospectus@broadridge.com.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Onyx Pharmaceuticals, Inc.

Based in South San Francisco, California, Onyx Pharmaceuticals, Inc. is a global biopharmaceutical company engaged in the development and commercialization of innovative therapies for improving the lives of people with cancer. The company is focused on developing novel medicines that target key molecular pathways. For more information about Onyx, visit the company’s website at www.onyx.com.

Forward-Looking Statements

This news release contains “forward-looking statements” of Onyx within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding completion of the offering and anticipated use of proceeds. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including risks and uncertainties related to market conditions and satisfaction of customary closing conditions related to the public offering. There can be no assurance that Onyx will be able to complete the public offering on the anticipated terms, or at all.  Additional risks and uncertainties relating to Onyx can be found under the heading “Risk Factors” in Onyx’s Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent Quarterly Reports on Form 10-Q, as filed with the SEC, and in the prospectus supplement related to the offering to be filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.